UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM 8-K
____________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2015
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GLADSTONE LAND CORPORATION
(Exact Name of Registrant as Specified in Charter)
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Maryland (State or Other Jurisdiction of Incorporation)	001-35795 (Commission File Number)	54-1892552 (IRS Employer Identification No.)

1521 Westbranch Drive, Suite 100 McLean, Virginia (Address of Principal Executive Offices)	22102 (Zip Code)

Registrant’s telephone number, including area code: (703) 287-5800
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

Set forth below are certain preliminary estimates of the results of operations of Gladstone Land Corporation (the “Company”) for the three months ended March 31, 2015.  These estimates represent the most current information available to management, as the Company’s financial closing procedures for the quarter ended March 31, 2015, are not yet complete.  These estimates are not a comprehensive statement of the Company’s financial results for the three months ended March 31, 2015, and the Company’s actual results may differ materially from these estimates as a result of the completion of the Company’s financial closing procedures, final adjustments and other developments arising between now and the time that the Company’s financial results for the three months ended March 31, 2015, are finalized.  The estimates for the three months ended March 31, 2015, are not necessarily indicative of any future period and should be read together with the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.  The preliminary financial data included below has been prepared by, and is the responsibility of, the Company’s management.  PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data.  Accordingly, PwC does not express an opinion or any other form of assurance with respect thereto.

The following are preliminary estimates for and as of the three months ended March 31, 2015:

Total operating revenues for the three months ended March 31, 2015, are preliminarily estimated to be approximately $2.6 million, compared to $1.5 million for the three months ended March 31, 2014.  The estimated increase in operating revenues was primarily a result of the rental income attributable to 13 additional farms that the Company acquired since March 31, 2014.

Total operating expenses for the three months ended March 31, 2015, are preliminarily estimated to be approximately $1.8 million, compared to total operating expenses of $1.1 million for the three months ended March 31, 2014.  The estimated increase in total operating expenses for the three months ended March 31, 2015, was primarily due to an increase in depreciation and amortization expense, as a result of the additional farms the Company acquired, as mentioned above, and additional site improvements made on existing properties since March 31, 2014.

Total other expenses for the three months ended March 31, 2015, are preliminarily estimated to be approximately $0.9 million, compared to total other expenses of $0.4 million for the three months ended March 31, 2014.  The estimated increase in total other expenses was primarily due to an increase in interest expense, as a result of increased overall borrowings.

Funds from operations (“FFO”) available to common stockholders for the three months ended March 31, 2015, is preliminarily estimated to be approximately $0.7 million, or $0.08 per share, compared to $0.3 million, or $0.05 per share, for the three months ended March 31, 2014.  Adjusted funds from operations (“AFFO”) available to common stockholders for the three months ended March 31, 2015, is preliminarily estimated to be approximately $1.0 million, or $0.13 per share, compared to $0.5 million, or $0.07 per share, for the three months ended March 31, 2014.  The per-share increases in FFO and AFFO for the three months ended March 31, 2015, were partially offset by an increase in the Company’s weighted-average common shares outstanding, which increased by 1,223,453 shares when compared to the three months ended March 31, 2014.

Additionally, the Company estimates that its total assets will be approximately $172.1 million at March 31, 2015, compared to $151.7 million as of December 31, 2014, primarily due to the acquisition of two additional farms during the three months ended March 31, 2015.  The Company estimates that its total borrowings will be approximately $106.7 million at March 31, 2015, as compared to $86.4 million as of December 31, 2014, primarily due to additional financing obtained in connection with these acquisitions.

The following table provides a reconciliation of the Company’s FFO and AFFO for the three months ended March 31, 2015 and 2014, to the most directly-comparable GAAP measure, net income, and a computation of basic and diluted FFO and AFFO per weighted average share of common stock:

	For the Three Months Ended March 31,
	2015	2014
Net (loss) income available to common stockholders	$(136,680)	$20,918
Plus: Real estate and intangible depreciation and amortization	791,632	288,031
FFO available to common stockholders	654,952	308,949
Net adjustment for straight-lining of rents	140,268	70,922
Plus: Acquisition-related expenses	170,680	43,412
Plus: Acquisition-related accounting fees	35,000	23,750
Plus: Income tax provision	-	6,623
Plus: Amortization of deferred financing costs	21,026	7,975
(Minus) plus: Other one-time (receipts) charges, net(1)	9,965	-
AFFO available to common stockholders	$1,031,891	$461,631
Weighted average common shares outstanding – basic & diluted	7,753,717	6,530,264
FFO per weighted average common share – basic and diluted	$0.084	$0.047
AFFO per weighted average common share – basic and diluted	$0.133	$0.071

(1)
Includes the addition of $9,965 of repairs incurred as a result of the fire on the cooler on West Gonzales that were expensed during the three months ended March 31, 2015, netted against the property and casualty recovery, net recorded during the year ended December 31, 2014.

The Company believes that FFO and AFFO available to common stockholders, Basic FFO and AFFO per share and Diluted FFO and AFFO per share are useful to investors because they provide investors with a further context for evaluating the Company’s FFO and AFFO results in the same manner that investors use net income and earnings per share (“EPS”) in evaluating net income available to common stockholders.  In addition, because most REITs provide FFO and AFFO available to common stockholders, Basic FFO and AFFO and Diluted FFO and AFFO per share information to the investment community, the Company believes these are useful supplemental measures when comparing it to other REITs.  The Company believes that net income is the most directly-comparable GAAP measure to FFO and AFFO, basic EPS is the most directly-comparable GAAP measure to Basic FFO and AFFO per share, and diluted EPS is the most directly-comparable GAAP measure to Diluted FFO and AFFO per share.

The information set forth in this Item 2.02 contains forward-looking statements.  These forward-looking statements may be identified by their use of terms and phrases such as “estimate,” “expect” and other similar terms and phrases, and such forward-looking statements include, but are not limited to, the statements regarding the Company’s preliminary estimates of the results of operations for the quarter ended March 31, 2015, and financial condition as of March 31, 2015.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements, including, but not limited to, the finalization of the Company’s financial statements for the three months ended March 31, 2013.  Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statement made herein for any reason or to conform the statement to actual results or changes in the Company’s expectations.

Pursuant to the rules and regulations of the U.S. Securities and Exchange Commission, the information set forth in this Item 2.02 is deemed to be furnished and shall not be deemed to be filed.

Item 7.01.  Regulation FD Disclosure.

Set forth below is a summary of certain investment, leasing and financing activities of the Company since the year ended December 31, 2014.

Investment Activities

On January 5, 2015, we acquired one farm comprised of 331 acres of farmland near Salinas, California (“Espinosa Road”), for an aggregate purchase price of approximately $16.9 million.  The property is irrigated cropland that is primarily farmed for strawberries and miscellaneous vegetables, such as lettuce.  At closing, we were assigned the existing triple-net lease, which has approximately 22 months remaining on the term and provides for annualized, straight-line cash rents of approximately $778,000.  Approximately 4.5 nonfarmable acres on Espinosa Road were subject to an eminent domain lawsuit brought by the California Department of Transportation (“CalTrans”) against the previous owner of the property.  CalTrans had offered $160,000 as payment for the 4.5 acres; however, this offer was rejected by the previous owners.  This lawsuit was assumed by us upon acquiring the property, and we intend to accept the offer of $160,000 as fair compensation for the 4.5 nonfarmable acres.  We expect this lawsuit to be settled later in 2015.

On March 10, 2015, we acquired one farm comprised of 419 acres of organic farmland near Duette, Florida (“Parrish Road”), for an aggregate purchase price of approximately $3.2 million.  The property is irrigated cropland that is primarily farmed for strawberries.  At closing, we executed an agreement with the existing tenant for a 10-year triple-net lease, which will provide for annualized, straight-line cash rents of approximately $252,000.  In connection with this acquisition, we have committed to providing $700,000 as additional compensation, contingent upon the approval by a local water management district of certain water permits on the property.  We have also committed to providing up to an additional $0.5 million of capital for certain other improvements and upgrades to be made on the property, for which we will earn additional rent on the total cost of the improvements and upgrades.

Leasing Activities

On February 23, 2015, we extended the lease with the tenant occupying 145 acres of farmland near Watsonville, California, which was originally set to expire on September 30, 2016.  The lease was extended for an additional six years, through September 30, 2022, and provides for rent escalations over its life, with annualized, straight-line rental income of approximately $328,000, representing a 32.5% increase over that of the previous lease.

On April 8, 2013, we extended the lease with the tenant occupying 333 acres of farmland near Oxnard, California, which was originally set to expire on July 31, 2015.  The lease was extended for an additional two years, through July 31, 2017, and provides for annualized, straight-line rental income of approximately $1,300,000, representing a 5.8% increase over that of the previous lease.

On April 13, 2015, we extended the lease with the tenant occupying 72 acres of farmland near Watsonville, California, which was originally set to expire on October 31, 2015.  The lease was extended for an additional five years, through October 31, 2020, and provides for rent escalations over its life, with annualized, straight-line rental income of approximately $164,000, representing a 15.1% increase over that of the previous lease.

Financing Activities

Farm Credit Notes Payable

On March 10, 2015, and April 9, 2015, we obtained two mortgage loans from Farm Credit of Central Florida, FLCA (“Farm Credit”) for approximately $2.4 million and $0.9 million, respectively (the “Farm Credit Notes Payable”).  The Farm Credit Notes Payable, which are non-amortizing, are scheduled to mature on May 1, 2020, and will bear interest (before interest repatriation) at a fixed rate of 3.20% per annum throughout their term.  The original principal amounts borrowed from Farm Credit equaled approximately 60% of the aggregate appraised value of the real properties pledged as collateral under the Farm Credit Notes Payable.

Farmer Mac Facility

On December 5, 2014, we entered into a bond purchase agreement with Federal Agricultural Mortgage Corporation (“Farmer Mac”) and Farmer Mac Mortgage Securities Corporation, for a secured note purchase facility that provides for bond issuances up to an aggregate amount of $75.0 million (the “Farmer Mac Facility”).  The interest rate for each bond issuance will be based on prevailing market rates at the time of such issuance, and the bonds issued will have a maximum aggregate, effective loan-to-value ratio of 60% of the underlying agricultural real estate.  On January 5, 2015, we issued a bond under the Farmer Mac Facility, for which we received proceeds of approximately $10.2 million.  This issuance, which is non-amortizing, is scheduled to mature on January 5, 2020, and will bear interest at a fixed rate of 3.25% per annum throughout its term.  While $61.1 million of the full commitment balance remains undrawn, based on the current level of collateral pledged, we currently have no availability under the Farmer Mac Facility.

Distributions

On April 14, 2015, our Board authorized and we declared a 14.3% increase in our monthly cash distribution, beginning with the months of April, May and June 2015.  The new per-share cash distribution rate is $0.04 per month, or $0.48 per year, payable to stockholders of record as of April 24, May 19 and June 19, respectively, which will be paid in cash on May 5, May 29 and June 30, respectively.

Pursuant to the rules and regulations of the U.S. Securities and Exchange Commission, the information set forth in this Item 7.01 is deemed to be furnished and shall not be deemed to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Land Corporation

April 27, 2015	By:	/s/ Lewis Parrish
Name: Lewis Parrish
Title: Chief Financial Officer